As filed with the Securities and Exchange Commission on June 3, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

United Fire Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	42-0644327
(State of incorporation)	(I.R.S. Employer Identification No.)

118 Second Avenue SE
Cedar Rapids, Iowa 52401
(Address, including zip code, of principal executive offices)

United Fire Group, Inc. Non-Employee Director Stock Plan
(Full title of the plan)

Randy A. Ramlo
President and Chief Executive Officer
118 Second Avenue SE
Cedar Rapids, IA 52401
(319) 399-5700
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Andrea Reed
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value	150,000 shares	$29.17	$4,375,500.00	$567.94
(1)The securities to be registered are additional shares of common stock of United Fire Group, Inc. (the “Company”) that are available for issuance pursuant to the United Fire Group, Inc. Non-Employee Director Stock Plan, as amended (the “Plan”), as approved by the Company’s shareholders at its Annual Meeting of Shareholders held on May 20, 2020.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the Company’s outstanding common stock to adjust the number of shares issued pursuant to the Plan.
(3)Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The estimated price is based upon the average of the high and low sales price per share for the Company’s common stock on May 28, 2020, as reported on The NASDAQ Global Select Market.

EXPLANATORY NOTE
United Fire Group, Inc. (the “Company”) has prepared and filed this registration statement pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act (the “Registration Statement”) to register 150,000 additional shares of common stock, par value $0.001 per share, issuable at any time and from time to time pursuant to the United Fire Group, Inc. Non-Employee Director Stock Plan, as amended (formerly known as the 2005 Non-Qualified Non-Employee Director Stock Option and Restricted Stock Plan) (the “Plan”). The securities to be registered are available for issuance pursuant to an amendment to the Plan as approved by the Company’s shareholders at its Annual Meeting of Shareholders held on May 20, 2020.
Registration Statements on Form S-8 (File Nos. 333-129923 and 333-178095 (including post-effective amendment) (collectively, the “Previous Registration Statements”) were filed with the Securities and Exchange Commission (the “Commission”) by the Company on November 23, 2005 and November 21, 2011 (as amended on February 3, 2012), respectively, covering shares of common stock issuable under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Previous Registration Statements are incorporated herein by reference, except for Items 3, 4, 6 and 8 of Part II, which are being updated by this Registration Statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The Company hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:
(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 28, 2020;
(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 6, 2020;
(c)The Company’s Current Reports on Form 8-K, filed with the Commission on February 21, 2020, April 2, 2020 (Items 1.01 and 2.03 only), April 20, 2020, May 6, 2020 (Item 8.01 only), May 20, 2020 and May 22, 2020 (Items 5.02 and 5.07 only);
(d)The description of the Company’s common stock contained in Exhibit 4.1 to the document referred to in (a) above, together with any amendment or report filed with the Commission for the purpose of updating such description; and
(e)All of the Company’s other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above (to the extent that items contained in such reports are furnished but not deemed “filed” for purposes of Section 18 of the Exchange Act, such items are not incorporated by reference).
All reports and other documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and deemed to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Personal Liability of Officers and Directors
The Iowa Business Corporation Act (the “IBCA”) provides that a director or officer is not liable to the corporation or its shareholders for money damages resulting from any action taken or failure to take any action in the discharge of the person’s duties except liability for any of the following: (a) the amount of any financial benefit to which the person is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 490.833 of the IBCA relating to unlawful distributions; or (d) an intentional violation of criminal law.
The Company’s Articles of Incorporation, as amended (the “Articles”) reflect the provisions of the IBCA relating to personal liability of directors. The Articles provide that if the IBCA is amended to authorize the further elimination or limitation of the personal liability of directors, then automatically and without any further action, the liability of a director, in addition to the limitation on personal liability provided in the Articles, shall be eliminated or limited to the fullest extent permitted by the IBCA.
Indemnification
The IBCA permits a corporation to indemnify a director who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if either (1)(a) the individual acted in good faith; (b) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s articles of incorporation as authorized by the IBCA. In certain cases a court may order the indemnification or advancement of expenses.
The IBCA also provides that unless ordered by a court pursuant to the Act, a corporation shall not indemnify a director under the permissible indemnification provisions in either of the following circumstances: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth in the preceding paragraph or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.
With respect to officers, the IBCA permits a corporation to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the person is an officer, according to all of the following: (1) to the same extent as to a director; and (2) if the person is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the Board of Directors, or contract, except for either of the following: (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes any of the following: (A) receipt by the officer of a financial benefit to which the officer is not entitled; (B) an intentional infliction of harm on the corporation; and (C) an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification in certain circumstances and may apply to a court for indemnification or an advance for expenses to the same extent to which a director may be entitled to indemnification or advance for expenses.
The Articles provide that the Company shall indemnify a director for liability, as defined in the IBCA, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Company or its shareholders; (3) a violation of Section 490.833 of the IBCA relating to unlawful distributions; or (4) an intentional violation of criminal law. Also, the Company shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors to the fullest extent permitted by law.
The Company’s bylaws provide with respect to directors that the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each director, and if the Board of Directors adopts a plan of indemnification, the Company’s indemnification arrangement shall be as described in that plan. The rights of indemnification provided for in the plan shall not be deemed exclusive of any other right to which a director may be entitled. In addition to any other indemnification permitted by law, the Company shall indemnify and hold harmless each director now or hereafter serving the Company or any of its subsidiaries for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Company or its shareholders; (3) a violation of Section 490.833 of the IBCA relating to unlawful distributions; or (4) an intentional violation of criminal law.
With respect to officers, the Company’s bylaws provide that in addition to any other indemnification permitted by law, the Company shall indemnify and advance expenses to an officer of the Company who is a party to the proceeding because the person is an officer (1) to the same extent as to a director and (2) if the person is an officer but not a director, to such further extent as may be provided by the Articles, the bylaws, a resolution of the Board of Directors, or contract, except for (a) liability in connection with a proceeding by or in the right of the Company other than for reasonable expenses incurred in connection with the proceeding and (b) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the Company or its shareholders, or (iii) an intentional violation of criminal law.
The IBCA also provides for mandatory indemnification of a director or an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.
The directors and officers of the Company are covered in such capacities by insurance policies insuring and indemnifying them under some circumstances against certain liabilities, including costs of defense, settlement, payment of a judgment and liabilities arising under the Securities Act.
The above discussion of the IBCA and the Company’s Articles and bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the IBCA, as well as the Company’s Articles and bylaws which are attached to this Registration Statement as exhibits.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Description
4.1	Articles of Incorporation of United Fire Group, Inc. (incorporated by reference to Annex II to the Company’s Registration Statement on Form S-4 filed on May 25, 2011)
4.2	Articles of Amendment to Articles Incorporation of United Fire Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A filed on May 26, 2015)
4.3	Bylaws of United Fire Group, Inc. (incorporated by reference to Annex III to the Company’s Registration Statement on Form S-4 filed on May 25, 2011)
4.4	United Fire Group, Inc. Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 22, 2020)
*5.1	Opinion of Bradley & Riley PC
*23.1	Consent of Ernst & Young LLP
*23.2	Consent of Bradley & Riley PC (included in Exhibit 5)
*24.1	Powers of Attorney (included on the signature page of this Registration Statement)
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on June 3, 2020.

United Fire Group, Inc.

By: /s/ Randy A. Ramlo
        Randy A. Ramlo, President, Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JACK B. EVANS, RANDY A. RAMLO, and DAWN M. JAFFRAY, jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Randy A. Ramlo		June 3, 2020
Randy A. Ramlo	President, Chief Executive Officer, Director and Principal Executive Officer
/s/ Dawn M. Jaffray		June 3, 2020
Dawn M. Jaffray	Executive Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
/s/ Jack B. Evans		June 3, 2020
Jack B. Evans	Chairman of the Board, Director
/s/ John-Paul E. Besong		June 3, 2020
John-Paul E. Besong	Director
/s/ Scott L. Carlton		June 3, 2020
Scott L. Carlton	Director
/s/ Brenda K. Clancy		June 3, 2020
Brenda K. Clancy	Director
/s/ Christopher R. Drahozal		June 3, 2020
Christopher R. Drahozal	Director
/s/ Lura E. McBride		June 3, 2020
Lura E. McBride	Director
/s/ George D. Milligan		June 3, 2020
George D. Milligan	Director
/s/ James W. Noyce		June 3, 2020
James W. Noyce	Director
/s/ Mary K. Quass		June 3, 2020
Mary K. Quass	Director
/s/ Kyle D. Skogman		June 3, 2020
Kyle D. Skogman	Director
/s/ Susan E. Voss		June 3, 2020
Susan E. Voss	Director